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                                                                    EXHIBIT 10.5

                                  AMENDMENT OF
                    CARDIODYNAMICS INTERNATIONAL CORPORATION
                      1995 STOCK OPTION/STOCK ISSUANCE PLAN

                                  May 20, 1998


                  The following amendments of the CardioDynamics International Corporation 1995 Stock Option/Stock Issuance Plan are adopted by the Board of Directors of CardioDynamics International Corporation. The amendments are adopted in compliance with Article Five, Section V.A of the Plan. The amendment of Article One, Section III.A does not require shareholder approval and shall become effective immediately. The amendment of Article One, Section V.A shall become effective upon shareholder approval. For convenience of reference, the changed language is set forth in italics.

                  1. Article One, Section III.A of the Plan is amended to read in its entirety:

                           A. This Plan shall be administered by the Plan
Administrator. The "Plan Administrator" means the Board or a compensation committee consisting of two or more Board members or (only as to grants and issuances to persons who are not Board members, officers or 10% Shareholders, and only if the Chief Executive Officer is a Board member) the Chief Executive Officer. The compensation committee, when acting as Plan Administrator, shall have full responsibility for Plan administration. Members of such compensation committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Chief Executive Officer's discretion as Plan Administrator shall be exercised only within such limits, based on the personnel category of the Optionee or Participant, as are previously established by the Board or such compensation committee.

                  2. Article One, Section V.A. of the Plan is amended to read in its entirety:

                           A. The stock issuable under the Plan shall be shares
of authorized but unissued common stock of the Corporation ("Common Stock"). The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 4,000,000 shares.